EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President & CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Vice President, Investor Relations

News For Immediate Release

EAGLE MATERIALS REPORTS RECORD FIRST QUARTER RESULTS WITH 24% EPS GROWTH

DALLAS, TX (July 27, 2023) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2024 ended June 30, 2023. Notable items for the quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior year’s fiscal first quarter):

First Quarter Fiscal 2024 Highlights

•	Record Revenue of $601.5 million, up 7%

•	Record Net Earnings of $120.8 million, up 15%

•	Record Net Earnings per diluted share of $3.40, up 24%

•	Adjusted net earnings per share (Adjusted EPS) of $3.55, up 26%

•	Adjusted EPS is a non-GAAP financial measure calculated by excluding non-routine items (including certain non-cash expenses) in the manner described in Attachment 6

•	Adjusted EBITDA of $214 million, up 16%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items (including certain non-cash expenses) in the manner described in Attachment 6

•	Repurchased approximately 484,000 shares of Eagle common stock for $74 million

Commenting on the first quarter results, Michael Haack, President and CEO, said, “Fiscal 2024 is off to a solid start for Eagle, with record revenue of $602 million, adjusted EPS of $3.55, and gross margins of 29.3%, an increase of 240 bps. Our portfolio of businesses continued to perform well, and we made progress on our strategic priorities. During the quarter, we reached an important milestone in the production of Portland Limestone Cement, surpassing 50% across our system. We completed the acquisition of a cement import terminal in northern California that further strengthens our competitive position in that market. And we returned $83 million of cash to shareholders through share repurchases and dividends, all while maintaining our balance sheet strength: at June 30, 2023, Eagle’s net debt was $1.1 billion, and our net adjusted leverage ratio (net debt to Adjusted EBITDA) remained at 1.4x, giving us substantial financial flexibility for continued disciplined capital allocation.”

Mr. Haack continued, “Looking ahead to the balance of the year, we expect demand for cement to remain steady driven by infrastructure and heavy industrial projects. Residential construction activity remains resilient as the market balances interest rate-related affordability challenges with chronic supply shortages and strong demand. Given Eagle’s balance sheet strength, the favorable geographic positioning of our operations, and our consistent operational and strategic execution, we are poised for a strong fiscal 2024.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, was $396 million, a 15% improvement. Heavy Materials operating earnings increased 19% to $81 million primarily because of higher Cement sales prices and sales volume partially offset by increased maintenance costs and the effects of an extended maintenance outage at our Joint Venture.

Cement revenue, including Joint Venture and intersegment revenue, was up 16% to $329 million. Operating earnings increased 19% to $74 million reflecting higher Cement sales prices and sales volume partially offset by increased maintenance costs and the impact from the step-up in inventory values related to the Stockton Terminal Acquisition. Profitability at our Joint Venture was negatively affected by an extended outage during the quarter to address ongoing equipment issues at this facility over the past year. The extended outage resulted in increased maintenance costs and reduced production. Equipment reliability has improved in July, but additional work will need to be completed during our planned maintenance outage in fiscal 2025, which will again increase the outage timeline at the joint venture facility.

The average net Cement sales price for the quarter increased 15% to $147.27 per ton. Cement sales volume for the quarter increased 1% to 2.0 million tons. Sales volume in the quarter was affected by wet weather in the western part of the US.

Concrete and Aggregates revenue was up 9% to $67 million, reflecting increased Concrete and Aggregates prices and higher aggregates sales volume. First quarter operating earnings increased 23% to $7 million. The increase reflects higher Concrete and Aggregates net sales prices and approximately $1.2 million of additional costs incurred in the first quarter of fiscal 2023 from the step-up in inventory values related to the acquisition of an aggregates business in northern Colorado.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, decreased 2% to $242 million, primarily because of lower Gypsum Wallboard sales volume, partially offset by improved Gypsum Wallboard sales prices. Gypsum Wallboard sales volume declined 4% to 763 million square feet (MMSF), while the average Gypsum Wallboard net sales price increased 8% to $236.66 per MSF.

Paperboard sales volume was down 1% to 83,000 tons. The average Paperboard net sales price in the quarter was $536.56 per ton, down 12%, consistent with the pricing provisions in our long-term sales agreements that factor in lower input costs.

Operating earnings were $98 million in the Light Materials sector, an increase of 12%, reflecting higher Gypsum Wallboard sales prices and lower operating costs, most notably energy and recycled fiber.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard, Recycled Gypsum Paperboard, and Concrete and Aggregates from more than 70 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, July 27, 2023. The conference call will be webcast simultaneously on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Consolidated Statement of Earnings

Attachment 2 Revenue and Earnings by Lines of Business

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 7 Reconciliation of Net Debt to Adjusted EBITDA

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2023	2022
Revenue	$601,521	$561,387
Cost of Goods Sold	425,526	410,521

Gross Profit	175,995	150,866
Equity in Earnings of Unconsolidated JV	3,159	5,098
Corporate General and Administrative Expenses	(11,679)	(11,820)
Other Non-Operating Income (Expense)	213	(635)

Earnings before Interest and Income Taxes	167,688	143,509
Interest Expense, net	(12,239)	(7,330)

Earnings before Income Taxes	155,449	136,179
Income Tax Expense	(34,600)	(31,174)

Net Earnings	$120,849	$105,005

NET EARNINGS PER SHARE
Basic	$3.43	$2.76

Diluted	$3.40	$2.75

AVERAGE SHARES OUTSTANDING
Basic	35,274,753	37,982,580

Diluted	35,532,284	38,222,949

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2023	2022
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$291,772	$251,910
Concrete and Aggregates	67,415	61,618

	359,187	313,528
Light Materials:
Gypsum Wallboard	$219,097	$216,327
Gypsum Paperboard	23,237	31,532

	242,334	247,859

Total Revenue	$601,521	$561,387

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$70,902	$57,250
Cement (Joint Venture)	3,159	5,098
Concrete and Aggregates	7,034	5,732

	81,095	68,080
Light Materials:
Gypsum Wallboard	$90,857	$84,068
Gypsum Paperboard	7,202	3,816

	98,059	87,884

Sub-total	179,154	155,964

Corporate General and Administrative Expense	(11,679)	(11,820)
Other Non-Operating Income	213	(635)

Earnings before Interest and Income Taxes	$167,688	$143,509

* Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2023	2022	Change
Cement (M Tons):
Wholly Owned	1,848	1,805	+2%
Joint Venture	165	188	-12%

	2,013	1,993	+1%
Concrete (M Cubic Yards)	385	406	-5%
Aggregates (M Tons)	1,157	795	+46%
Gypsum Wallboard (MMSFs)	763	798	-4%
Paperboard (M Tons):
Internal	40	36	+11%
External	43	48	-10%

	83	84	-1%

	Average Net Sales Price*
	Quarter Ended June 30,
	2023	2022	Change
Cement (Ton)	$147.27	$127.82	+15%
Concrete (Cubic Yard)	$141.80	$128.73	+10%
Aggregates (Ton)	$11.30	$11.22	+1%
Gypsum Wallboard (MSF)	$236.66	$218.57	+8%
Paperboard (Ton)	$536.56	$611.87	-12%

*Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue
	Quarter Ended June 30,
	2023	2022
Intersegment Revenue:
Cement	$10,137	$6,291
Concrete and Aggregates	3,038	—
Paperboard	22,091	22,541

	$35,266	$28,832

Cement Revenue:
Wholly Owned	$291,772	$251,910
Joint Venture	27,123	26,315

	$318,895	$278,225

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2023	2022	2023*
ASSETS
Current Assets –
Cash and Cash Equivalents	$53,149	$68,281	$15,242
Accounts and Notes Receivable, net	248,647	234,704	195,052
Inventories	302,525	233,543	291,882
Federal Income Tax Receivable	1,410	2,610	16,267
Prepaid and Other Assets	10,310	8,001	3,060

Total Current Assets	616,041	547,139	521,503

Property, Plant and Equipment, net	1,679,919	1,638,164	1,662,061
Investments in Joint Venture	89,770	81,235	89,111
Operating Lease Right-of-Use Asset	25,155	22,960	20,759
Notes Receivable	—	8,466	7,382
Goodwill and Intangibles	490,828	455,824	466,043
Other Assets	14,533	17,071	14,143

	$2,916,246	$2,770,859	$2,781,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$118,026	$108,578	$110,408
Accrued Liabilities	75,186	88,280	86,472
Income Taxes Payable	18,304	24,999	—
Current Portion of Long-Term Debt	10,000	—	10,000
Operating Lease Liabilities	8,181	6,778	6,009

Total Current Liabilities	229,697	228,635	212,889

Long-term Liabilities	67,134	63,945	66,543
Bank Credit Facility	222,000	181,000	157,000
Bank Term Loan	180,000	200,000	182,500
2.500% Senior Unsecured Notes due 2031	739,848	738,582	739,532
Deferred Income Taxes	239,156	234,916	236,844
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 35,446,312; 37,894,704 and 35,768,376 Shares, respectively	354	379	358
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,499)	(3,152)	(3,547)
Retained Earnings	1,241,556	1,126,554	1,188,883

Total Stockholders’ Equity	1,238,411	1,123,781	1,185,694

	$2,916,246	$2,770,859	$2,781,002

*From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by lines of business for the quarters ended June 30, 2023 and 2022:

	Depreciation, Depletion and Amortization
	Quarter Ended June 30,
	2023	2022
Cement	$21,679	$20,053
Concrete and Aggregates	5,031	4,201
Gypsum Wallboard	5,461	5,563
Paperboard	3,719	3,717
Corporate and Other	792	695

	$36,682	$34,229

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents net earnings per diluted share excluding the impacts from non-routine items, such as purchase accounting and accelerated equity compensation (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a performance measure in order to compare operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure. The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to net earnings per diluted share in accordance with GAAP for the quarters ended June 30, 2023 and 2022:

	Quarter Ended June 30,
	2023	2022
Net Earnings, as reported	$120,849	$105,005
Non-routine Items:
Purchase accounting [1]	$3,461	$1,200
Accelerated Equity Compensation due to executive retirements [2]	3,351	2,250

Total Non-routine Items before Taxes	$6,812	$3,450
Tax Impact on Non-routine Items	(1,516)	(790)

After-tax Impact of Non-routine Items	$5,296	$2,660
Adjusted Net Earnings	$126,145	$107,665
Diluted Average Shares Outstanding	35,532	38,223
Net earnings per diluted share, as reported	$3.40	$2.75
Adjusted net earnings per diluted share (Adjusted EPS)	$3.55	$2.82

1 Represents the impact of purchase accounting on inventory costs and related business development costs

2 Represents additional equity compensation costs associated with the retirement of two senior executives during the respective quarters

Attachment 6, continued

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from non-routine items. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters ended June 30, 2023 and 2022 and the trailing twelve months ended June 30, 2023 and March 31, 2023:

	Quarter Ended		Twelve Months Ended
	June 30,		June 30,	March 31,
	2023	2022	2023	2023
Net Earnings, as reported	$120,849	$105,005	$477,384	$461,540
Income Tax Expense	34,600	31,174	130,479	127,053
Interest Expense	12,239	7,330	40,080	35,171
Depreciation, Depletion and Amortization	36,682	34,229	141,007	138,554

EBITDA	$204,370	$177,738	$788,950	$762,318
Purchase accounting [1]	3,461	1,200	4,328	2,067
Stock-based Compensation [2]	6,457	5,146	18,466	17,155

Adjusted EBITDA	$214,288	$184,084	$811,744	$781,540

1 Represents the impact of purchase accounting on inventory costs and related business development costs

2 The increase in stock-based compensation is due to the retirement of two senior executives during the quarter

Attachment 7

Eagle Materials Inc.

Reconciliation of Net Debt to Adjusted EBITDA

(unaudited)

(dollars in thousands)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as a metric of its current leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of June 30, 2023	As of March 31, 2023
Total debt, excluding debt issuance costs	$1,162,000	$1,099,500
Cash and cash equivalents	53,149	15,242

Net Debt	$1,108,851	$1,084,258
Trailing Twelve Months Adjusted EBITDA	$811,744	$781,540

Net Debt to Adjusted EBITDA	1.4x	1.4x